                                                                    EXHIBIT 10.5

Proposal, 10 August 1995


                             CONTRACT OF EMPLOYMENT


1.   Parties
     -------

1.1 Industri-Matematik AB, org. no. 556102-7680, Box 7733, 103 95 Stockholm, (the "Company").

1.2 Stig Durlow, civil registration no. 500629-3037, Golfvagen 17, 182 31 Danderyd, ("Durlow").


2.   Scope and form of employment
     ----------------------------

2.1 Durlow is employed by the Company in a post as the Company's managing director and group manager from 13 February 1995 inclusive. Durlow's employment applies until further notice. Durlow's employment in the Company started on 1 May 1994.

2.2 It is required that Durlow will travel both within the country and abroad to the extent that the post requires.


3.   Work tasks and authority
     ------------------------

3.1 In his post, Durlow shall manage and arrange the Company's activity within the framework for the instructions for the board of directors and shall hereby be responsible for the continuous management of the Company's operation.

3.2 As MD, with responsibility to the board of directors of the Company, MD Durlow shall thus

     - manage the operation of the Company's business in accordance with the purposes of the Company's activity in accordance with the articles of association and according to the guidelines and goals established by the board of directors.

     - ensure that the Companies Act and other acts, as well as the provisions of the articles of association, are complied with,

     - ensure that the operation of the company's business takes place according to business economics and also generally sound principles in an administrative, commercial and personnel-related respect.

3.3 The managing director cannot delegate work tasks within his field of activity to another without the written consent of the board of directors.

3.4 Durlow is also liable to be available for board of director's tasks within the group.


4.   Salary and other remuneration
     -----------------------------

4.1 For his post in the Company from 13 February 1995 inclusive Durlow shall receive a fixed monthly salary of SEK 100,000 to be paid in arrears on the Company's standard salary payment date every month ("Fixed Salary").
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4.2  In addition, Durlow shall receive a variable salary ("Variable Salary") in accordance with appendix 1. The Variable Salary shall be paid immediately
                     ----------
     after the company's annual report is approved by the Company's auditors.

4.3 No special compensation shall be payable to Durlow for work on overtime, for travelling time or for any tasks for the board of directors or similar commitment.


5.   Company car and compensation for expenses in the position
     ---------------------------------------------------------

5.1 Durlow shall have a right to a company car in accordance with the Company's policy. In the event that a deviation from the policy is made in the matter of choice of car, the Company's costs shall not be increased.

5.2 The parties are aware that Durlow will be subject to benefit tax for the car.

5.3 Costs for travel, subsistence and equivalent shall be paid by the Company to the extent that these have been necessary for Durlow's exercise of his undertakings in the Company and against presentation of relevant receipts.


6.   Holiday
     -------

     Durlow shall have a right to an annual holiday amounting to a total of thirty (30) [hand-written] working days. Salary and other compensation according to the agreement includes holiday pay. In general, the rules of the Holiday Act apply.


7.   Pension and insurance
     ---------------------

7.1 The pensionable age for Durlow according to this agreement is dependent upon Durlow's period of employment in the Company. If Durlow has been continuously employed in the Company on 13 February 1996, the pensionable age thereafter is 64 years of age. Under the same conditions Durlow's pensionable age is as follows:

     After   13 February 1997 - 63 years
     "       13 February 1998 - 62 years
     "       13 February 1999 - 61 years
     "       13 February 2000 - 60 years

7.2 The Company undertakes, at the time according to point 7.1 when Durlow, through having been continuously employed in the Company has qualified for a lower pensionable age, to begin to pay premiums with regard to Durlow's pension insurances from 13 February 1996 inclusive with full use of the so-called alternative rule (35/25 percent rule), but that the pension level which this rule gives at 65 years of age shall be already achieved at the pensionable age which is stated in point 7.1. (The basis for this regulation is found in appendix 2 to this agreement.)
                            ----------

     The pension benefits according to the first paragraph shall include a family pension corresponding to the ITP plan.

     The alternative rule which is referred to in the first paragraph means, inter alia, that a tax deduction is granted to the Company for pension premiums with a maximum of 35 percent of the income for the part which does not exceed twenty times the relevant base amount and with a maximum of 25 percent of the part of the income which exceeds twenty but not thirty times the said base amount.

7.3 The pension solution according to this agreement before 65 years of age shall not affect Durlow's pension level from the time when Durlow has reached the normal pensionable age
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     of 65 years. Durlow's pension level shall at least correspond to the so-
     called ITP plan valid at the time.

7.4 If the requirements for the regulation in points 7.2 - 7.3 are changed in future to a significant extent with regard to the Company's costs and/or the out-turn for Durlow, a renegotiation of the agreement shall take place with the aim of meeting as closely as possible the Parties' original intentions in accordance with point 7.1 of this agreement.

7.5 The Company shall be liable for the cost for insurances for Durlow in accordance with documented rules for employment in the Company.


8.   Competition
     -----------

8.1 It is incumbent upon Durlow during the period of validity of this agreement and for one year after the cessation of employment not to operate activity in competition with the Company either as a consultant or in the capacity of owner, joint-owner, member of a board of directors, advisor or employee, without the chairman of the board of directors of the Company providing written permission for the same.

8.2 If Durlow breaches the above ban on competition, the same shall on demand give to the Company a penalty of a sum corresponding to six times the fixed monthly salary according to point 4.1 in each individual case. The giving of a penalty does not affect the Company's right also to claim other sanctions due to the breach of contract.


9.   Secrecy
     -------

     Both during the period of employment and thereafter it is incumbent upon Durlow to observe complete professional secrecy regarding such of the Company's affairs which as a result of his employment he may obtain knowledge of and which as a result of the nature of the matter should not come to the knowledge of the third party. This includes information about the Company's activity and financial affairs. The undertaking with regard to professional secrecy shall also apply after the cessation of this agreement.


10.  Rights
     ------

10.1 Through this agreement the Company obtains the right of ownership and the exclusive right of disposal of all materials and all results - including incorporeal rights - which Durlow produces during the employment.

10.2 Durlow does not have a right to use on his own account materials or results specified in point 10.1 during the employment or after the cessation of the employment unless there is a written agreement on the same with the Company.


11.  Cessation of the employment
     ---------------------------

11.1 This agreement applies with a cancellation period of 24 months on the Company's part and 12 months on Durlow's part.

11.2 Cancellation shall be performed in writing and signed by the chairman of the board of directors of the Company.

11.3 During the cancellation period Durlow shall be at the Company's disposal. However, the Company has a right to release Durlow from further official duty with immediate effect.

     However, this does not affect Durlow's right to a salary and other benefits according to this agreement to an extent further than what is stated in point 11.4 below.

11.4 On cancellation on the Company's part according to points 11.1 and 11.2, Durlow is entitled during the cancellation period to a cancellation salary amounting to an amount which for each year corresponds to the average total salary of the two previous years. The salary shall be paid monthly.

     On condition that Durlow is released from further official duty, however, during the last 12 months of the cancellation period a deduction may be made from the salary by an amount corresponding to the compensation which is paid by another employer or equivalent compensation from his own activity.

     On cancellation on Durlow's part, Durlow is entitled to a cancellation salary for one year. The salary shall amount in total to Durlow's average annual salary calculated based on the total salary for the last two years.

     During the cancellation period, regardless of which party terminates the employment, other employment benefits are payable without change as well as the salary above.

11.5 The Company has a right to cancel the agreement if Durlow grossly neglects his undertakings according to law or this agreement. With the exception of what has been agreed according to points 8, 9 and 10, the agreement is thereby made to cease with immediate effect.

11.6 Durlow's employment in the Company ceases automatically at the end of the month Durlow reaches the pensionable age according to this agreement.

11.7 On cessation of the employment, Durlow shall hand over to the chairman of the board of directors of the company all materials and all personal notes with regard to the Company and its business activity which he may have in his possession and which he acquired in his capacity as an employee of the Company.


12.  Changes, etc.
     -------------

12.1 The parties note that the matter of salary with regard to the period 1 May 1994 - 12 February 1995 is regulated in a letter dated 4 May 1995.

12.2 Changes of and additions to this agreement shall be drawn up in writing and signed by both parties.


13.  Dispute
     -------

     A dispute on account of this agreement shall be decided by an arbitration board according to law regarding an arbitrator valid at any time, upon which the rules of the Code of Procedure on division of legal costs shall obtain application for the costs for the procedure. The arbitration board shall consist of an arbitrator. The arbitration procedure shall take place in Stockholm.


                            ----------------------

This agreement has been drawn up in two original copies of which the parties have each taken their own.

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Stockholm, 22 August 1995


INDUSTRI-MATEMATIK AB


[Signature]                        [Signature]

Martin Leimdorfer                  Stig Durlow

                                                       Appendix 1


Variable Salary
- ---------------

The variable salary contains two components, (1) one which is linked to the Company's turnover, and (2) one which is linked to the Company's results according to the definition below. In both cases this refers to the business in Industri-Matematik AB without taking into consideration the subsidiary company Paragon AB.

(1) For the financial year 1995/96, the part of the variable salary which is linked to turnover shall be payable at SEK 400,000 on achieving the budgeted turnover for this year, SEK 275 million, and in the event of deviations from the same it shall vary in the interval SEK 0 - 800,000. If the actual turnover exceeds or falls below the budgeted value within the interval SEK 207 - 330 million, the variable salary shall be changed upwards or downwards proportionally against the deviation in the out-turn from the budgeted value so that the variable salary is equal to zero at a turnover of SEK 207 million and equal to SEK 400,000 at a turnover of SEK 275 million. This component of the variable salary shall thus amount to 0.5882% of the amount by which the turnover exceeds SEK 207 million, up to a turnover of SEK 275 million, and 0.7273% of the amount by which the turnover exceeds SEK 275 million, up to a turnover of SEK 330 million. In total this component of variable salary shall as a maximum amount to SEK 800,000.

(2) For the financial year 1995/96, the part of the variable salary which is linked to the results before tax (calculated after net interest earnings, depreciations and allocations, but before costs or incomes of a one-off nature), is payable at SEK 200,000 on achieving the budgeted result before tax for this year, with regard to these calculations rounded off to SEK 0. If the result out-turn exceeds or falls below the budgeted value within the interval +/- SEK 20 million, the variable salary shall be altered upwards or downwards proportionally against the deviation in the out-turn from the budgeted value, so that the variable salary is equal to zero with a loss result of SEK 20 million and equal to SEK 400,000 with a profit result of SEK 20 million. (This component of the variable salary shall thus amount to 1.0% of the amount by which the result exceeds a loss of SEK 20 million, but shall as a maximum amount to SEK 400,000.).

In total the Variable Salary according to this agreement for the financial year 1995/96 shall thus amount to SEK 600,000 on achieving the budgeted out-turn with the above calculated turnover and result values, and shall vary in the interval SEK 0 - 1,200,000, depending on the actual out-turn.

For future years an agreement shall be reached on new values for a Variable Salary in connection with the principles recorded here.

Should the company's budget be changed, primarily due to an acquisition or separation of activities, the calculations made here shall be changed to a corresponding extent for the period to which the change refers.

I certify that the preceding is a fair and accurate English translation of the original document.

/s/ Lars-Goran Peterson
    -------------------
Lars-Goran Peterson
Vice President, Chief Financial Officer and Secretary
Industri-Matematik International Corp.